Exhibit 99.1

March 1, 2022

Dear Shareholder,

We are pleased to enclose (unless you have direct deposit) your March 1, 2022, dividend of $0.14 per common share. Our stock closed at $24.40 on December 31, 2021.

As a reminder, we did change the date of our dividend declaration to better align with the announcement of our earnings release dates. As a result, our shareholders of record dates and dividend payment dates for the year have changed. For 2022, shareholders can expect to receive their dividend payment on or about March 1, May 25, August 23 and November 22.

I am pleased to report that we closed the year 2021 on a high note. Net income for the fourth quarter was $10.98 million, highlighted by solid loan growth and reduced operating expenses. For the year, we had record net income of $40.55 million aided by strong commercial and residential loan growth and fee income collected through the origination of SBA Paycheck Protection Program (PPP) loans.

For further detail, financial statements for the fourth quarter and full year 2021 are posted to our corporate website at www.CIVB.com.

Shortly after the beginning of the new year, we announced that Civista entered into a definitive agreement to acquire Comunibanc Corp., the parent company of The Henry County Bank headquartered in Napoleon, Ohio. Comunibanc has total assets of $329 million and total loans of $165 million. The acquisition will add seven branches in Henry and Wood Counties in Northwest Ohio and $276 million in low-cost deposits. Based on the latest financial data at the time of the announcement, the combined company would have total assets of approximately $3.3 billion, total net loans of approximately $2.1 billion and total deposits of approximately $2.7 billion.

The acquisition significantly accelerates our presence in Northwest Ohio and accomplishes one of our strategic goals of having a significant presence in the top five metropolitan statistical areas in the state of Ohio. Continued growth should also help us leverage many of our recent technology investments which should lead to greater efficiency. Henry County Bank’s strong core customer base fits in well with our relationship banking philosophy and their approximate 60% loan-to-deposit ratio will provide us with ample liquidity to accelerate loan growth throughout Northwest Ohio and the Greater Toledo area.

(continued on the reverse side)

The deal was financially attractive, and we are estimating 10% to 11% earnings per share accretion once cost saves are fully recognized in 2023. We do anticipate retaining all customer-facing personnel with most of the cost saves recognized by the elimination of duplicate services and systems.

You will be receiving your annual report and proxy by mid-March. In it, I will provide you with more detail and narrative on our 2021 performance. As always, I encourage you to read the material and vote your shares. Your votes and comments are important. I do look at them.

The annual shareholders meeting is April 19, 2022, at 10 AM. Due to the COVID-19 pandemic, the meeting will be held from our 100 East Water Street, Sandusky, Ohio headquarters. Information, including instructions and dial-in number, will be posted to our corporate website at www.CIVB.com approximately four weeks prior to the meeting date.

In closing, I’d like to recognize all of our employees here at Civista for their contributions this past year. They are our greatest resource and the reason for our success, and I am honored to work with all of them. At Civista, we value relationships, and we seek to make a difference in our communities. If you have questions, a call is always welcome.

Sincerely,

Dennis G. Shaffer CEO and President

Cautionary Statement Regarding Forward-Looking Information    Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.